Exhibit 10.1 (d)

Exhibit A

CHICAGO BRIDGE & IRON

SAVINGS PLAN

(As amended and restated as of January 1, 2008)

Fifth Amendment

Pursuant to resolution of the Board of Directors of Chicago Bridge & Iron Company, a Delaware corporation (“Company”) dated December 21, 2011, the Chicago Bridge & Iron Savings Plan, as amended and restated as of January 1, 2008, and subsequently amended (“Plan”), is hereby further amended as set forth in this Fifth Amendment, as follows:

1. Section 2.54 of the Plan is amended to read as follows:

22.54 “Service” means the aggregate of all periods of employment of an Employee by an Employer or Related Company (including periods of Authorized Leave of Absence) measured from the date an Employee first performs an Hour of Service upon employment or reemployment to the date of the Employee’s Termination of Employment, but excluding any Period of Severance other than an Authorized Leave of Absence; provided, however, that (i) an Employee shall not be credited with more than 12 months of Service with respect to any single period of Authorized Leave of Absence; and (ii) if an Employee who has a Termination of Employment is reemployed by an Employer or a Related Company and performs an Hour of Service before he or she incurs a one-year Period of Severance, such Termination of Employment shall be disregarded and his or her Service shall be treated as continuous through the date he or she resumes employment as an Employee. An Employee shall receive credit for 1/12 of a year of Service for each full or partial calendar month of Service. Service once credited under this Section shall not be disregarded by reason of any subsequent Period of Severance; except that if a Participant has five consecutive one-year Periods of Severance, Service after such five-year period shall not be taken into account for purposes of Section 4.10 in determining the nonforfeitable percentage of his or her Accrued Benefit derived from Employer contributions which accrued before such five-year period. For purposes of determining whether or to what extent a Participant’s Accounts transferred from a Transferor Plan are vested and nonforfeitable under Section 4.11, Service of a Participant who was a participant in a Transferor Plan shall include service with the predecessor employer credited for vesting purposes under the Transferor Plan. For purposes of determining whether or to what extent Accounts of a Participant who was employed by CRI/Criterion, Inc., a Delaware corporation (“CRI”), or an employer that is a Related Company to CRI, immediately before the acquisition by an Employer of the capital stock of Chemical Research and Licensing Company, a Texas corporation, are vested and nonforfeitable under Section 4.11, Service shall include service with CRI or such Related Company prior to such acquisition. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to Qualified Military Leave shall be provided in accordance with Section 414(u) of the Code, effective as of December 12, 1994. For purposes of this Plan, a Participant who dies while performing qualified military service (as defined in Section 414(u) of the Code) shall be deemed to have resumed and then terminated employment on account of death in Service.

2. The foregoing amendment shall be effective as of January 1, 2009.

Dated: December 21, 2011

By:	/s/ Ronald A. Ballschmiede
Director, Chicago Bridge & Iron Company